UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2005

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 663-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 12, 2005, Philip Morris International Inc. (“PMI”), a wholly-owned subsidiary of Altria Group, Inc. (“Altria”), entered into a credit agreement (the “Credit Agreement”) relating to a senior unsecured 5-year revolving credit facility (the “Revolving Credit Facility”) and a senior unsecured 3-year term facility (the “Term Facility,” and together with the Revolving Credit Facility, the “Facilities”), with the lenders named therein and Citibank International plc, as facility agent. The Facilities are not guaranteed by Altria and Altria has no obligations thereunder. The Revolving Credit Facility provides for borrowings up to an aggregate principal amount of EUR 2.0 billion (or the equivalent in U.S. Dollars) and expires on May 12, 2010. The Term Facility provides for borrowings up to an aggregate principal amount of EUR 2.5 billion and expires on May 12, 2008.

Interest rates on borrowings under the Facilities will be based on prevailing interest rates for the Euro or U.S. Dollar, as applicable, and as further described in the Credit Agreement.

The Facilities will be used for general corporate purposes, including the acquisition of PT HM Sampoerna Tbk. The Credit Agreement requires the maintenance of an EBITDA to interest ratio, as defined therein, of not less than 3.5 to 1.

The Credit Agreement permits PMI to designate any wholly-owned subsidiary as a borrower under the Facilities. The obligations of any designated subsidiary under the Credit Agreement will be guaranteed by PMI. FTR Holding S.A. (“FTRH”), a wholly-owned subsidiary of PMI, was designated as a borrower at the time of the closing of the Facilities.

The Credit Agreement contains certain events of default customary for credit facilities of this type (with customary grace periods, as applicable), including nonpayment of principal or interest when due; material incorrectness of representations and warranties when made; breach of covenants; bankruptcy and insolvency; unsatisfied ERISA obligations; unstayed material judgment beyond specified periods; acceleration or payment default of other material indebtedness; and invalidation of PMI’s guaranty.

If any events of default occur and are not cured within applicable grace periods or waived, the outstanding loans may be accelerated and the lenders’ commitments may be terminated. The occurrence of the bankruptcy and insolvency event of default will result in the automatic termination of commitments and acceleration of outstanding loans under the Credit Agreement.

Some of the lenders under the agreements and their affiliates have various relationships with Altria, PMI and their subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, Altria, PMI and some of their subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The description above is a summary and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this report.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 18, 2005, FTRH borrowed EUR 2.5 billion under the Term Facility.

The additional disclosure required by this item is included in “Item 1.01. Entry into a Material Definitive Agreement” and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	Philip Morris International Inc. Credit Agreement dated as of May 12, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ G. PENN HOLSENBECK
Name: G. Penn Holsenbeck
Title: Vice President, Associate General
Counsel and Corporate Secretary

DATE: May 18, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Philip Morris International Credit Agreement dated as of May 12, 2005.